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                        PROM INVESTMENT PARTNERS L.L.C.
                          1301 AVENUE OF THE AMERICAS
                                   38TH FLOOR
                              NEW YORK, NY  10019

                                                                December 5, 1996

                                      $480
                        OFFER PRICE TO PURCHASE UNITS OF
                           PROMETHEUS INCOME PARTNERS

                  OFFER EXTENDED TO FRIDAY, DECEMBER 20, 1996



Dear Limited Partners:

                 Prom Investment Partners L.L.C. has increased its offer to purchase Units of Prometheus Income Partners (the "Partnership") to $480 PER UNIT. This price exceeds the offer (the "Affiliated Tender Offer") made by PIP Partners-General LLC ("PIP"), an affiliate of Sanford N. Diller and the general partner of the Partnership.

         o $480 IS THE HIGHEST PRICE. OUR OFFER IS HIGHER THAN THE OFFER MADE BY THE GENERAL PARTNER'S AFFILIATE.


         o YOU CAN REVOKE YOUR PRIOR TENDER TO PIP, WHICH WAS FOR LESS MONEY. If you have already tendered your Units to PIP but would like to receive more money per Unit pursuant to our Offer, we have enclosed a Notice of Withdrawal so that you can withdraw your prior acceptance of PIP's offer.

         o LIQUIDITY NOW, NO COMMISSIONS AND NO TRANSFER FEES. NO MORE K-1 REPORTING COSTS. Our Offer provides you with cash now! If you sell all of your Units, you will also avoid the expense, delay, and complications in filing complex tax returns which result from an ownership of Units.

         o       OUR OFFER CURRENTLY EXPIRES ON FRIDAY, DECEMBER 20, 1996.

                 IN THE EVENT YOU HAVE ALREADY TENDERED YOUR UNITS TO PIP BUT WOULD LIKE TO RECEIVE MORE MONEY PER UNIT PURSUANT TO OUR OFFER, WE HAVE ENCLOSED A NOTICE OF WITHDRAWAL SO THAT YOU CAN WITHDRAW YOUR PRIOR ACCEPTANCE OF PIP'S OFFER. In the event you receive any other offers, please contact The Herman Group at (800) 992-6176 before signing any documentation. IF YOU PREVIOUSLY TENDERED YOUR UNITS TO US, YOU WILL AUTOMATICALLY RECEIVE THE HIGHER PRICE WITHOUT TAKING ANY FURTHER ACTION. If you have not yet tendered your Units to us (or have now withdrawn your acceptance of PIP's offer and would like to tender to us), please mail or fax a completed and executed copy of the enclosed Letter of Transmittal and any documents required by the Letter of Transmittal to The Herman Group using the enclosed pre-addressed, postage paid envelope at the address listed below. If you have any questions or comments, please call The Herman Group at (800) 992-6176.

                             THE HERMAN GROUP, INC.
                      2121 San Jacinto Street, 26th Floor
                              Dallas, Texas 75201
                 Facsimile No. (214) 999-9348 or (214) 999-9323
                      For information call 1-800-992-6176


                                                 PROM INVESTMENT PARTNERS L.L.C.